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BayFirst Announces Stock Repurchase Program
ST. PETERSBURG, Florida – March 6, 2023 – BayFirst Financial Corp. (NASDAQ: BAFN) (“BayFirst” or the “Company”), parent company of BayFirst National Bank (the “Bank”) today announced that its Board of Directors has adopted a stock repurchase program.
Under the repurchase program, the Company may repurchase up to $1.0 million of the Company’s outstanding shares, over a period beginning on February 28, 2023, and continuing until the earlier of the completion of the repurchase, or December 31, 2023, or termination of the program by the Board of Directors.
About BayFirst Financial Corp.
BayFirst Financial Corp. is a registered bank holding company based in St. Petersburg, Florida which commenced operations on September 1, 2000. Its primary source of income is derived from its wholly owned subsidiary, BayFirst National Bank, a national banking association which commenced business operations on February 12, 1999. The Bank currently operates eight full-service banking offices throughout the Tampa Bay region and offers a broad range of commercial and consumer banking services to businesses and individuals. It was the 8th largest SBA 7(a) lender nationwide and the number one SBA 7(a) lender in the 5 county Tampa Bay market in the SBA's 2022 fiscal year. As of December 31, 2022, BayFirst Financial Corp. had $939 million in total assets.
Forward Looking Statements
In addition to the historical information contained herein, this presentation includes "forward-looking statements" within the meaning of such term in the Private Securities Litigation Reform Act of 1995. These statements are subject to many risks and uncertainties, including, but not limited to, the effects of the COVID-19 pandemic, global military hostilities, or climate change, including their effects on the economic environment, our customers and our operations, as well as any changes to federal, state or local government laws, regulations or orders in connection with them; the ability of the Company to implement its strategy and expand its banking operations; changes in interest rates and other general economic, business and political conditions, including changes in the financial markets; changes in business plans as circumstances warrant; risks related to mergers and acquisitions; changes in benchmark interest rates used to price loans and deposits, changes in tax laws, regulations and guidance; and other risks detailed from time to time in filings made by the Company with the SEC, including, but not limited to those “Risk Factors” described in our most recent Form 10-K and Form 10-Q. Readers should note that the forward-looking statements included herein are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements.
Note: Transmitted on Globe Newswire on March 6, 2023 at 9:00 am EST.